Exhibit 15.1

February 4, 2003

Securities and Exchange Commission
450 Fifth Street
N.W. Washington, D.C. 20549

Commissioners:

We are aware that our report dated January 17, 2003 on our review of interim financial information of Varian Medical Systems, Inc. as of December 27, 2002 and for the three-month periods ended December 27, 2002 and December 28, 2001 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statement on Form S-8 (No. 333-75531) dated April 1, 1999, its Registration Statement on Form S-8 (No. 333-57006) dated March 14, 2001, its Registration Statement on Form S-8 (No. 333-57008) dated March 14, 2001, its Registration Statement on Form S-8 (No. 333-57010) dated March 14, 2001, and its Registration Statement on Form S-8 (No. 333-57012) as amended on June 20, 2001.

Yours very truly,

/S/ PRICEWATERHOUSECOOPERS LLP